EXHIBIT 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Greenhill & Co., Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this February 16, 2010.

This Schedule may be executed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such parties taken together will constitute part of this Schedule.

(1)	Robert F. Greenhill 300 Park Avenue New York, NY 10022

(2)	Greenhill Family Limited Partnership 300 Park Avenue New York, NY 10022

(3)	Riversville Aircraft Corporation II 300 Park Avenue New York, NY 10022

Issuer: Greenhill & Co., Inc.
Date of Event Requiring Statement: 12/31/2009

February 16, 2010
(Date)

/s/ Robert F. Greenhill
(Signature)

Robert F. Greenhill, on behalf of himself and in his capacity as the General Partner of Greenhill Family Limited Partnership and in his capacity as the President of Riversville Aircraft Corporation II
(Name/Title)